Exhibit 99.1

PAVMED TO OFFER OPPORTUNITY TO EXCHANGE OUTSTANDING WARRANTS

New Warrants to be Identical to Those Issuable in Recently Announced Rights Offering

Exchange Designed to Streamline Capital Structure

NEW YORK (February 12, 2018) – PAVmed Inc. (Nasdaq: PAVM, PAVMW) (the “Company”), a highly differentiated, multiproduct medical device company, today announced it intends to file exchange offer materials (the “Exchange”) providing the holders of the Company’s outstanding Series W Warrants (Nasdaq: PAVMW, the “W Warrant”) with the opportunity to exchange 2 W Warrants for 1 Series Z Warrant (the “Z Warrant”).

Each of the Company’s outstanding W Warrants is currently exercisable for one share of Common Stock (the “Common Stock”) at an exercise price of $5.00 per share until January 29, 2022. All W Warrants are currently redeemable at the Company’s discretion if the Common Stock trades at or above $10.00 per share, subject to certain other conditions.

Each Z Warrant will be exercisable for one share of Common Stock at an exercise price of $3.00 per share until April 30, 2024. After April 30, 2019, the Z Warrants will become redeemable at the Company’s discretion if the Common Stock trades at or above $9.00 per share, subject to certain other conditions. The Company intends to apply to have the Z Warrants listed to trade on Nasdaq.

The Z Warrants are identical to the warrants issuable pursuant to the Company’s recently announced rights offering, which will commence upon effectiveness of the applicable registration statement previously filed with the Securities and Exchange Commission.

As compared to the W Warrants, the Z Warrants provide holders a lower exercise price, an over two-year longer term and over one year of hard call protection.

Each holder of W Warrants will be entitled to receive 1 Z Warrant for every 2 W Warrants tendered. The Exchange will be available to all holders of the Company’s outstanding W Warrants. Holders of W Warrants may tender all, some, or none of their Warrants. Any W Warrants not tendered shall remain outstanding and unmodified. There will be no cash or other consideration required to participate in the Exchange.

The Exchange is designed to provide existing warrant holders enhanced value and streamline the Company’s capital structure. If all W Warrants are exchanged, the Company’s fully diluted shares of Common Stock will be reduced by 5,283,922.

Neither the Company nor its board of directors or officers makes any recommendations to W Warrant holders as to whether to tender or refrain from tendering their W Warrants in the Exchange. Each W Warrant holder must make his, her or its own decision as to whether to tender some or all of his, her or its W Warrants in the Exchange.

Additional Information

The discussion of the proposed Exchange contained in this press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell securities. The Exchange has not yet commenced. The Exchange will be made only pursuant to a written offer and other related materials that are expected to be mailed to all holders of the Company’s W Warrants shortly after commencement of the Exchange, at no expense to the holders. Holders of the Company’s outstanding W Warrants should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the Exchange. The Company will file a Tender Offer Statement on Schedule TO-I (the “Tender Offer Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Tender Offer Statement, including the written offer and other related materials, will also be available to holders of the W Warrants at no charge on the SEC’s website at www.sec.gov or from the Company. Holders of the Company’s W Warrants are urged to read those materials carefully prior to making any decisions with respect to the Exchange.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct medical device company employing a unique business model designed to advance products from concept to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs, have attractive regulatory pathways and market opportunities and encompass a broad spectrum of clinical areas including carpal tunnel syndrome (CarpX™), interventional radiology (PortIO™ and NextCath™), pediatric ear infections (DisappEAR™) medical infusions (NextFlo™ and NextCath™), and tissue ablation and cardiovascular intervention (Caldus™). The Company intends to further expand its pipeline through engagements with clinician innovators and leading academic medical centers. For further information, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, the Company’s ability to complete the Exchange; the Company’s ability to obtain listing of the Z Warrants; volatility in the price of PAVmed’s common stock and Series W Warrants; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see “Risk Factors” in the Offer to Exercise and Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts

Investors

LHA

Kim Sutton Golodetz, 212-838-3777

kgolodetz@lhai.com

or

Media

PAVmed Inc.

212-949-4319

info@pavmed.com